Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement (Form S-8 No. 333-214352) pertaining to the 2016 Performance Incentive Plan of Quality Care Properties, Inc. of our report dated April 10, 2017, with respect to the consolidated financial statements of HCR ManorCare, Inc., as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016, included in the amended Form 10-K of Quality Care Properties, Inc. for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Toledo, Ohio

April 10, 2017